Exhibit 99.1

Titan Machinery Inc. Announces Fiscal First Quarter Ended April 30, 2009 Results

-Company Reiterates Previously Issued Fiscal 2010 Revenue and Earnings Per Share Outlook-

- First Quarter Revenue Increased 9% to $166 Million-

-First Quarter Gross Profit Increased 16% to $29 Million-

-Company Recently Completed Two Acquisitions of Agricultural Equipment Dealerships-

Fargo, ND – June 9, 2009 – Titan Machinery Inc. (Nasdaq: TITN), a leading network of full service agricultural and construction equipment stores, today reported financial results for the first quarter ended April 30, 2009.

Fiscal 2010 First Quarter

For the first quarter of fiscal 2010, revenue increased 9.0% to $166.3 million from revenue of $152.6 million in the first quarter of the prior year.  All three of the Company’s main revenue sources—equipment, parts and service—contributed to this period-over-period revenue growth.  Equipment sales were $124.9 million, compared to $120.9 million in the same period last year.  Parts sales were $26.4 million in the first quarter, up from $21.5 million in the prior-year period.  Revenue generated from service improved to $12.5 million in the quarter, compared to $8.9 million in the first quarter of last year.

Gross profit for the fiscal first quarter increased 15.9% to $28.5 million, compared to $24.6 million in the first quarter of the prior year. The Company’s gross profit margin increased 100 basis points to 17.1% in the fiscal first quarter, compared to 16.1% in the first quarter of fiscal 2009.  Gross profit from parts and service revenue contributed 55% of overall gross profit for the fiscal first quarter 2010 compared to 46% in the first quarter last year.  This reflects a change in sales mix to an increased percentage of revenue generated from the higher margin parts and service business.

Operating income for the fiscal first quarter was $3.8 million compared to $6.4 million in the same period a year ago.  Pre-tax income for the fiscal first quarter was $3.0 million, compared to $5.7 million in the same period last year.

Net income for the fiscal first quarter of 2010 was $1.8 million, compared to net income of $3.4 million in the first quarter last year.  Earnings per diluted share for the fiscal first quarter 2010 were $0.10 on approximately 17.9 million shares outstanding, compared to $0.24 per share on approximately 13.9 million shares outstanding.  The 29% increase in weighted average shares outstanding is due to the Company’s May 2008 follow-on offering.

Balance Sheet

The Company ended the first quarter of fiscal 2010 with a strong balance sheet. The Company’s cash and cash equivalents were $78.7 million as of April 30, 2009.    Working capital at the end of the first quarter of fiscal 2010 was $144 million.  As of April 30, 2009, the Company had

$115 million available of its $321 million total floorplan lines of credit; additionally, the Company had $24.75 million of available borrowings under its $25 million operating line of credit.  Long-term debt, including current maturities, was $27.0 million at the end of the first quarter of fiscal 2010.

“We are pleased with our start to fiscal 2010.  Based on the first quarter results and the current outlook for the remainder of 2010, we are reiterating our annual revenue and earnings per share guidance,” stated David Meyer, Titan Machinery’s Chairman and Chief Executive Officer.  “The well-publicized flooding experienced in the Red River Valley during the first quarter is a very good example of why we evaluate our business on an annual basis due to quarterly weather fluctuations and customer annual production cycles.  Taking into account the first quarter flooding, our overall agricultural equipment, parts and service sales performed well.  As expected, the strength in our agricultural business was partially offset by the continued softness in the construction equipment sales and rental fleet utilization.  With the recent construction equipment acquisitions we made in Iowa, Montana, Wyoming and Nebraska, we anticipate more than 20% of our full fiscal year 2010 revenue coming from our construction business, up from 12% in fiscal 2009.  Although the current economic headwinds are impacting our construction dealerships’ financial performance, we are integrating these newly-acquired construction stores into the Titan operating model and will be well-positioned when the construction equipment industry begins to improve. We are confident that the construction equipment stores will be an important contributor to our top and bottom line performance for many years to come, and we are pleased with the increased diversification in our revenue.”

Mr. Meyer continued, “Our first quarter results generated increased revenue and gross profit in all three of our main revenue sources—equipment, parts and service, underscoring the strength of our business model, which is driven by long-term organic and acquired growth.  The higher margin parts and service revenue represented 55% of total gross profit for the first quarter and contributed to our 100 basis point improvement in gross margin.  Operating expenses during the first quarter of 2010 were in line with our expectations, and we expect operating margins to increase during the remainder of fiscal 2010.”

“Looking forward, as the largest CNH dealer in North America, we continue to benefit from economies of scale and our ability to offer customers superior selection, service, technical expertise and value.  Our strong balance sheet provides the financial flexibility to invest in our business and make selective strategic acquisitions as we position ourselves for long-term growth and profitability.”

Acquisitions and New Store Opening

The Company recently closed two acquisitions, consisting of two agricultural equipment dealerships, and opened one construction equipment dealership.  Estimated annual revenues from these three additional dealerships are expected to be approximately $21 million.

Winger Implement, Inc., with one store in Winger, Minnesota, is a New Holland brand agriculture equipment dealership.  Located on the edge of the Red River Valley, this dealership provides great synergies with the Company’s Ada, Crookston and Thief River Falls locations.

Arthur Mercantile, Co., with one store in Arthur, North Dakota, is a Case IH brand agricultural equipment dealership.  Arthur Mercantile is located in the fertile Red River Valley farmland,

which is considered to be some of the best farmland in North America, and it is the oldest farm equipment dealership in North Dakota.

Minot, North Dakota. The Company opened a new Case Construction Equipment dealership in Minot, North Dakota.  This store is expected to benefit from a number of growth opportunities including wind power, coal, mining, natural gas and oil exploration and extraction related to the Bakken Formation.  A Case CE store in Minot has been part of the Company’s long-term plan.

Outlook

The Company evaluates its financial performance based on its customers’ annual production cycles as opposed to a quarterly basis, due to weather fluctuations and the seasonal nature of the Company’s business.  The Company is affirming its revenue and net income guidance for the full year ending January 31, 2010.  It continues to expect to achieve revenue in the range of $750 million to $790 million. Net income is expected to be in the range of $16.6 million to $18.7 million.  The Company expects to achieve earnings per diluted share in the range of $0.92 to $1.04.  Weighted average diluted shares outstanding for the fiscal year ending January 31, 2010 are estimated to be approximately 18.0 million shares.

Conference Call and PowerPoint Presentation Information

A copy of the presentation that will accompany the prepared remarks from the conference call is available on the Company’s website under investor relations at www.titanmachinery.com.

The Company will host a conference call and audio webcast today at 7:30 a.m. Central time (8:30 a.m. Eastern time). Investors interested in participating in the live call can dial (877) 941-6010 from the U.S. International callers can dial (480) 629-9772. A telephone replay will be available approximately two hours after the call concludes and will be available through Tuesday, June 23, 2009, by dialing (800) 406-7325 from the U.S., or (303) 590-3030 from international locations, and entering confirmation code 4089414. There also will be a simultaneous, live webcast available on the Investor Relations section of the Company’s web site at www.titanmachinery.com. The webcast will be archived for 30 days.

About Titan Machinery Inc.

Titan Machinery Inc., founded in 1980 and headquartered in Fargo, North Dakota, is a multi-unit business with mature locations and newly acquired locations. The Company owns and operates one of the largest networks of full service agricultural and construction equipment stores in North America. The Titan Machinery network consists of 66 dealerships in North Dakota, South Dakota, Iowa, Minnesota, Montana, Nebraska and Wyoming, including three outlet stores, representing one or more of the CNH Brands (NYSE:CNH) Case IH, New Holland Agriculture, Case Construction, New Holland Construction, Kobelco and CNH Capital. Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com.

Forward Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made herein, which include statements regarding the Company’s expected results of operations for the fiscal year ending January 31,

2010, our beliefs and expectations with respect to the industries in which we operate, our newly-acquired and newly-opened stores, the anticipated benefits we expect based on our size and the strength of our balance sheet, and the expected synergies to be derived from our acquisitions, involve known and unknown risks and uncertainties, which may cause Titan Machinery’s actual results in current or future periods to differ materially from forecasted results. The current global financial turmoil has generated an historic amount of uncertainty and volatility making it particularly difficult to forecast results.  The Company’s risks and uncertainties include, among other things, a substantial dependence on a single distributor, the continued availability of organic growth and acquisition opportunities, potential difficulties integrating acquired stores, industry supply levels, fluctuating agriculture and construction industry economic conditions, the impact of continuing unfavorable conditions in the credit markets, governmental agriculture policies, seasonal fluctuations, climate conditions, disruption in receiving ample inventory financing, and increased competition in the geographic area served.  Those and other risks are more fully described in Titan Machinery’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K.  Titan Machinery conducts its business in a highly competitive and rapidly changing environment.  Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Titan Machinery’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Titan Machinery disclaims any obligation to update such factors or to publicly announce results of revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Investor Relations Contact:

ICR, Inc.

John Mills, jmills@icrinc.com

Senior Managing Director

310-954-1100

TITAN MACHINERY INC.

Consolidated Balance Sheets

(in thousands, except per share data)

	April 30, 2009	January 31, 2009
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$78,714	$41,047
U.S. treasury bills	—	44,994
Total cash, cash equivalents and U.S. treasury bills	78,714	86,041

Receivables, net	21,695	19,627
Inventories	290,832	241,094
Prepaid expenses	485	532
Income taxes receivable	900	1,433
Deferred income taxes	1,753	1,426

Total current assets	394,379	350,153

INTANGIBLES AND OTHER ASSETS
Parts inventory in excess of amounts expected to be sold currently	1,609	1,509
Goodwill	12,253	12,464
Intangible assets, net of accumulated amortization	346	366
Other	498	487
	14,706	14,826

PROPERTY AND EQUIPMENT, net of accumulated depreciation	44,072	45,269

	$453,157	$410,248

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$15,887	$18,652
Floorplan notes payable	203,593	166,481
Current maturities of long-term debt	7,620	7,623
Customer deposits	15,483	15,158
Accrued expenses	7,397	8,308

Total current liabilities	249,980	216,222

LONG-TERM LIABILITIES
Long-term debt, less current maturities	19,403	14,810
Deferred income taxes	3,837	3,503
Other long-term liabilities	4,186	1,946
	27,426	20,259

STOCKHOLDERS’ EQUITY
Common stock, par value $.00001 per share, authorized - 25,000 shares; issued and outstanding - 17,688 at April 30, 2009 and 17,657 at January 31, 2009	—	—
Additional paid-in-capital	137,949	137,755
Retained earnings	37,802	36,012
	175,751	173,767

	$453,157	$410,248

TITAN MACHINERY INC.

Consolidated Statements of Operations

(in thousands except per share data)

	Three Months Ended
	April 30,
	2009	2008
	(Unaudited)	(Unaudited)
REVENUE
Equipment	$124,865	$120,914
Parts	26,398	21,504
Service	12,542	8,944
Other, including trucking and rental	2,496	1,220
TOTAL REVENUE	166,301	152,582

COST OF REVENUE
Equipment	112,300	107,918
Parts	18,537	15,794
Service	4,600	3,418
Other, including trucking and rental	2,348	853
TOTAL COST OF REVENUE	137,785	127,983

GROSS PROFIT	28,516	24,599

OPERATING EXPENSES	24,705	18,182

INCOME FROM OPERATIONS	3,811	6,417

OTHER INCOME (EXPENSE)
Interest and other income	211	311
Floorplan interest expense	(731)	(722)
Interest expense other	(263)	(313)

INCOME BEFORE INCOME TAXES	3,028	5,693

PROVISION FOR INCOME TAXES	(1,238)	(2,306)

NET INCOME	$1,790	$3,387

EARNINGS PER SHARE - BASIC	$0.10	$0.25
EARNINGS PER SHARE - DILUTED	$0.10	$0.24